UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 18, 2016

WPX ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-35322	45-1836028
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 One Williams Center, Tulsa, Oklahoma	74172-0172
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (855) 979-2012

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 18, 2016, WPX Energy, Inc. (the “Company”), as the borrower thereunder, entered into a Second Amended and Restated Credit Agreement (the “Credit Facility”) with Wells Fargo Bank, National Association, as Administrative Agent, a lender and Swingline Lender, and the other lenders party thereto from time to time. The Credit Facility amends and restates the Company’s existing Amended and Restated Credit Agreement, dated as of October 28, 2014, among Wells Fargo Bank, as Administrative Agent, lender and Swingline Lender, and the other lenders party thereto from time to time, which was further amended on July 16, 2015. The Credit Facility is a $1.2 billion senior secured revolving credit facility with a maturity date of October 28, 2019. The Credit Facility may be used for working capital, acquisitions, capital expenditures and other general corporate purposes as more particularly described below. All terms used, but not defined, in this description shall have the respective meanings set forth in the Credit Facility.

Under the Credit Facility, the Company may also obtain same-day funds by requesting a swingline loan up to an amount of $100 million from the Swingline Lender. Interest on swingline loans is payable at a rate per annum equal to a fluctuating base rate equal to the alternate base rate plus the applicable margin.

Subject to the satisfaction of certain conditions set forth in the Credit Facility, during any Collateral Trigger Period (as described below), the Company may designate Loans under the Credit Facility as either General Loans, the proceeds of which may be used for the general purposes described above, or as Development Loans, the proceeds of which shall be used solely for the development of oil, gas, coal or other mineral or timber property owned or leased by the Company and certain of its subsidiaries. Additionally, during any Collateral Trigger Period, the Loans shall be secured and the obligations outstanding under the Credit Facility shall be guaranteed, in each case, as more particularly described below.

On the date of the closing of the Credit Facility a Collateral Trigger Period shall be in effect and all Loans outstanding shall be deemed to be General Loans. The General Loans and the other General Secured Obligations outstanding under the Credit Facility will initially be guaranteed by certain subsidiaries of the Company (excluding subsidiaries holding Midstream Assets and subsidiaries meeting other customary exclusion criteria), as Guarantors, and secured by substantially all of the Company’s and the Guarantors’ assets (including oil and gas properties), subject to customary exceptions and carve outs (which shall also exclude Midstream Assets and the equity interests of subsidiaries holding Midstream Assets). Any Development Loans and any Development Secured Obligations shall be secured by certain oil, gas or other mineral properties developed with the proceeds thereof and not otherwise securing the General Secured Obligations. Such obligations will continue to be secured during any Collateral Trigger Period and such security interest shall terminate on the earlier of any applicable Collateral Trigger Termination Date (as described below) or the date on which all liens held by the Administrative Agent for the benefit of the secured parties are released pursuant to the terms of the Credit Facility.

The Collateral Trigger Period means, as applicable, (1) the period beginning on the date of the closing of the Credit Facility and ending on the initial Collateral Trigger Termination Date and (2) each period beginning on a Collateral Trigger Date (as described below) and ending on the first Collateral Trigger Termination Date occurring after such Collateral Trigger Date.

The Collateral Trigger Date is the first date after any Collateral Trigger Termination Date on which either (1) the Company’s Corporate Rating is Ba3 or lower (or unrated) by Moody’s or BB- or lower (or unrated) by S&P or (2) the Company elects to have the Borrowing Base apply. The Collateral Trigger Termination Date is the first date following the date of the closing of the Credit Facility and the first date following any Collateral Trigger Date, as applicable, on which (1)(i) the Company’s Corporate Rating is BBB- or better by S&P (without negative outlook or negative watch) or (ii) Baa3 or better by Moody’s (without negative outlook or negative watch), provided that the other of the two Corporate Ratings is at least BB+ by S&P or Ba1 by Moody’s or (2) both (i) the ratio of Consolidated Net Indebtedness to Consolidated EBITDAX (for the most recently ended four consecutive fiscal quarters) is less than or equal to 3.00 to 1.00 and (ii) the Corporate Rating is (A) at least Ba1 by Moody’s and at least BB by S&P or (B) at least Ba2 by Moody’s and at least BB+ by S&P. If the Company elects to have the Borrowing Base apply, the Collateral Trigger Termination Date is the date the Company elects under the terms of the Credit Facility to no longer have the Borrowing Base apply.

During any Collateral Trigger Period, Loans under the Credit Facility will be subject to a Borrowing Base as calculated in accordance with the provisions of the Credit Facility. As of March 18, 2016, the Borrowing Base was set at $1,025 billion, and the Company has drawn $190 million in aggregate principal amount of Loans under the Credit Facility. This Borrowing Base will remain in effect until the next date the Borrowing Base is re-determined pursuant to the Credit Facility.

Interest on borrowings under the Credit Facility is payable at rates per annum equal to, at the Company’s option: (1) a fluctuating base rate equal to the alternate base rate plus the applicable margin, or (2) a periodic fixed rate equal to LIBOR plus the applicable margin. The alternate base rate will be the highest of (i) the federal funds rate plus 0.5 percent, (ii) the Prime Rate, and (iii) one-month LIBOR plus 1.0 percent. The Company is required to pay a commitment fee based on the unused portion of the commitments under the Credit Facility. The applicable margin and the commitment fees during a Collateral Trigger Period are determined by reference to a utilization percentage as set forth in the Credit Facility. The applicable margin and the commitment fee other than during a Collateral Trigger Period are determined by reference to a pricing schedule based on the Company’s senior unsecured non-credit enhanced debt ratings.

During any Collateral Trigger Period, the Company is required to maintain a ratio of Consolidated Secured Indebtedness to Consolidated EBITDAX (for the most recently ended four consecutive fiscal quarters) of not greater than 3.25 to 1.00 as of the last day of any fiscal quarter ending on or before December 31, 2017 and 3.00 to 1.00 thereafter. During any Collateral Trigger Period, the Company may also not permit the ratio of consolidated current assets (including the unused amount of the Borrowing Base) of the Company and its consolidated subsidiaries to the consolidated current liabilities of the Company and its consolidated subsidiaries as of the last day of any fiscal quarter to be less than 1.0 to 1.0.

Other than during a Collateral Trigger Period, the Company is required to maintain a ratio of Consolidated Net Indebtedness to Consolidated EBITDAX (for the most recently ended four consecutive fiscal quarters) of not greater than 4.50 to 1.00 as of the last day of any fiscal quarter ending on or before December 31, 2016 and 4.00 to 1.00 thereafter, unless at such time the Company’s Corporate Ratings are equal to, or better than, Baa3 or BBB- by at least one of S&P and Moody’s and not less than BB+ or Ba1 by the other such agency. In addition, other than during a Collateral Trigger Period, the ratio of Consolidated Indebtedness to Consolidated Total Capitalization is not permitted to be greater than 60 percent and is applicable for the life of the agreement. Furthermore, other than during a Collateral Trigger Period, the Company may not permit the ratio of Consolidated EBITDAX (for the most recently ended four consecutive fiscal quarters) to Consolidated Interest Charges to be less than 2.50 to 1.00.

The Credit Facility contains customary representations and warranties and affirmative, negative and financial covenants (as described above) which were made only for the purposes of the Credit Facility and as of the specific date (or dates) set forth therein, and may be subject to certain limitations as agreed upon by the contracting parties. The covenants limit, among other things, the ability of the Company’s subsidiaries to incur indebtedness; the ability of the Company and its subsidiaries to grant certain liens, make restricted payments, materially change the nature of its or their business, make investments, guarantees, loans or advances in non-subsidiaries or enter into certain hedging agreements; the ability of the Company’s material subsidiaries to enter into certain restrictive agreements; the ability of the Company and its material subsidiaries to enter into certain affiliate transactions; the ability of the Company and its subsidiaries to redeem any senior notes; and the Company’s ability to merge or consolidate with any person or sell all or substantially all of its assets to any person. The Company and its subsidiaries are also prohibited from using the proceeds under the Credit Facility in violation of Sanctions (as defined in the Credit Facility). In addition, the representations, warranties and covenants contained in the Credit Facility are subject to certain exceptions and/or standards of materiality applicable to the contracting parties.

The Credit Facility includes customary events of default, including events of default relating to non-payment of principal, interest or fees, inaccuracy of representations and warranties in any material respect when made or when deemed made, violation of covenants, cross payment-defaults, cross acceleration, bankruptcy and insolvency events, certain unsatisfied judgments, a change of control and, during any secured period, the failure of the collateral documents to be in effect or a lien to be valid and perfected. If an event of default with respect to a borrower occurs under the Credit Facility, the lenders will be able to terminate the commitments and accelerate the maturity of the loans of the defaulting borrower under the Credit Facility and exercise other rights and remedies.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Credit Facility, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference. The Credit Facility is filed as an exhibit to this Current Report on Form 8-K to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or the other parties to the agreement or any of their respective subsidiaries or affiliates.

Item 1.02 Termination of a Material Definitive Agreement

The disclosure required by this item and contained in Item 1.01 above in this Form 8-K is incorporated by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item and contained in Item 1.01 above in this Form 8-K is incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated as of March 18, 2016, by and among WPX Energy, Inc., as the borrower thereunder, the financial institutions party thereto from time to time, as lenders, and Wells Fargo Bank, National Association, as Administrative Agent and Swingline Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: March 22, 2016

WPX ENERGY, INC.

By:	/s/ Stephen E. Brilz
Name:	Stephen E. Brilz
Title:	Vice President and Corporate Secretary

Exhibit Index

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated as of March 18, 2016, by and among WPX Energy, Inc., as the borrower thereunder, the financial institutions party thereto from time to time, as lenders, and Wells Fargo Bank, National Association, as Administrative Agent and Swingline Lender.